Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

December 16, 2009

JPMorgan Chase & Co.,

270 Park Avenue,

New York, New York 10017.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of 88,401,697 warrants (the “Securities”), each representing the right to purchase one share of common stock, par value $1 per share (collectively, the “Shares”), of JPMorgan Chase & Co., a Delaware corporation (the “Company”), we, as your special counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, the Securities constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and the Shares, when duly issued upon exercise of the Securities in accordance with their terms, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the Federal laws of the United States, and the Delaware General Corporate Law, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

With respect to each of the matters set forth above, we have assumed, with your approval, the due incorporation, valid existence and good standing of the Company. We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

JPMorgan Chase & Co.

We hereby consent to the filing of this opinion as an exhibit to the registration statement related to the Securities and to the reference to us under the heading “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP

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